Exhibit (d)(7)

ACCOUNT CONTROL AGREEMENT

December 21, 2007

PARTIES

•	Golden Telecom, Inc., as “Secured Party”

•	Lillian Acquisition, Inc., as “Pledgor”

•	Citibank, N.A., as “Bank”

•	Account Number 796429

•	Account Title: Custody Account for the benefit of Golden Telecom, Inc.

BACKGROUND

Pursuant to the terms of the Merger Agreement (as defined below) the Pledgor has agreed to, and pursuant to the Security Agreement (as defined below), the Pledgor has granted the Secured Party a security interest in the financial assets in the amount of $80,000,000 (“Merger Sub Liquid Assets”) in the securities account identified above (the “Account”), maintained by Bank for Pledgor, (including any security entitlement) and in the Account. The parties are entering into this agreement to provide for the control of the Account as a means to perfect the security interest of Secured Party. Bank has no responsibility to Secured Party in respect to the validity or perfection of such security interest otherwise than to act in accordance with the terms and conditions of this Agreement.

AGREEMENT

1. Defined Terms

“Security Agreement” means the Security Agreement, dated December 21, 2007, by and among the Secured Party and Pledgor, as it may be amended or modified from time to time in accordance with the terms thereof.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 20, 2007, by and among the Secured Party, Pledgor and Parent, as it may be amended or modified from time to time in accordance with the terms thereof.

“Delaware UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware.

“New York UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

2. The Account

Bank represents and warrants to Secured Party that Bank maintains the Account. Bank represents and warrants that except for the claim and interest of Pledgor and Secured Party, Bank does not know of any claim to or interest in the Account or any financial assets credit thereto.

Bank agrees that upon deposit of the Merger Sub Liquid Assets in the Account by Pledgor, Bank shall provide Secured Party with prompt written notice in accordance with Section 17 of this Agreement that such deposit has been made.

3. Control by Secured Party

(a) Control for Purposes of UCC. Bank will comply with all written notifications it receives directing it to transfer or redeem any financial assets in the Account (each, in the form of Exhibit A, an “Entitlement Order”) originated by an authorized person of the Secured Party (an “Authorized Person of Secured Party”) (as set forth in Exhibit B attached hereto) without further consent by Pledgor.

(b) Sole Control. The Account shall be subject to the sole control of the Secured Party, and the Pledgor shall not have any right of withdrawal or any right to deliver instructions to the Bank, except as otherwise provided in Section 4. Except as otherwise provided in Section 4, the Bank shall not accept any instructions from the Pledgor and shall only accept instructions from the Secured Party.

4. Pledgor’s Rights in Account

Until Bank receives an Entitlement Order from an Authorized Person of Secured Party, Bank may accept and comply with any direction signed by an authorized individual of the Pledgor (an “Authorized Person of Pledgor”) (as set forth on Exhibit C attached hereto) solely with regard to the investment of financial assets in the Account, provided, that financial assets in the Account may be invested only in investments as specifically set forth on Exhibit D attached hereto. Initially and until otherwise notified in writing by an Authorized Person of the Pledgor, the Account will be invested in “Goldman Sachs – FS Treasury Instruments Fund Administration Class (524).”

Except as specified in this Section 4, Bank will not permit Pledgor to withdraw or deliver any financial assets in the Account.

If an Authorized Person of Secured Party gives Bank an Entitlement Order notifying Bank that Secured Party will exercise exclusive control over the Account, Bank will cease complying with Entitlement Orders or other directions concerning the Account originated by an Authorized Person of Pledgor.

All instructions required under this Agreement will be delivered to Bank in writing, in either original or facsimile form, executed by an Authorized Person of Secured Party or Authorized Person of Pledgor, as applicable. Each Incumbency Certificate will remain in effect until Secured Party or Pledgor notifies Bank of any change. In its capacity as Bank, Bank will accept all instructions and documents complying with the above under the indemnities provided in this Agreement, and reserves the right to refuse to accept any instructions or documents which fail, or appear to fail, to comply. Further to this procedure, Bank reserves the right to telephone an Authorized Person of Secured Party or Authorized Person of Pledgor, as applicable, to confirm the details of such instructions or documents if they are not already on file with us as standing instructions. The parties agree that the above constitutes a commercially reasonable security procedure.

5. Priority of Secured Party’s Security Interest

Bank subordinates in favor of Secured Party any interest lien or right of setoff it may have, now or in the future, against the Account or financial assets in the Account.

Bank will not agree with any third party that Bank will comply with Entitlement Orders originated by the third party.

6. Compensation

At the time of execution of this Agreement, Pledgor will pay Bank an acceptance fee of $0. In addition, Pledgor will pay Bank a fee of $15,000 per annum payable upon execution of this Agreement and thereafter on each anniversary date of this Agreement and Pledgor further agrees to reimburse the Bank for all reasonable expenses, disbursements and advances incurred or made by the Bank in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). It is understood that the Bank’s fees may be adjusted from time to time to conform to its then current guidelines.

7. Statements, Confirmations and Notices of Adverse Claims

Bank will send copies of all statements and confirmations for the Account simultaneously to Pledgor and Secured Party. Bank will use reasonable efforts promptly to notify Secured Party and Pledgor if any other person claims that it has a property interest in the Account or any financial asset in the Account.

8. Bank’s Responsibility

Except for permitting a withdrawal or delivery in violation of Section 4, Bank will not be liable to Secured Party for complying with Entitlement Orders from an Authorized Person of Pledgor that are received by Bank before Bank receives and has a reasonable opportunity to act on an Entitlement Order from an Authorized Person of Secured Party.

Bank will not be liable to Pledgor for complying with an Entitlement Order originated by an Authorized Person of Secured Party even if Pledgor notifies Bank that Secured Party is not legally entitled to issue the Entitlement Order or notice of exclusive control, unless:

•

Bank takes the action after it is served with an injunction, restraining order or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and had a reasonable opportunity to act on the injunction, restraining order or other legal process, or

•	Bank acts in collusion with Secured Party in violating Pledgor’s rights.

This agreement does not create any obligation of Bank except for those expressly set forth in this agreement. In particular, Bank need not investigate whether Secured Party is entitled under Secured Party’s agreement with Pledgor to give an Entitlement Order. Bank may rely conclusively on notices and communications it believes given by the appropriate party.

Bank will maintain the Account and financial assets in the same manner as it maintains accounts and assets for its custodial customers. During the term of this Agreement, Bank will remain a securities intermediary within the meaning of such term in Section 8-102(a)(14) of Article 8 of the Uniform Commercial Code of the State of New York and 31 C.F.R. 357.2.

9. Indemnity

The duties, responsibilities and obligations of Bank will be limited to those expressly set forth herein and no duties, responsibilities or obligations will be inferred or implied. Bank will not be subject to, nor required to comply with, any other agreement to which Pledgor is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any Pledgor or an entity acting on its behalf. Bank will not be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder.

Pledgor will be liable for and will reimburse and indemnify and hold Bank harmless from and against any and all claims, losses, actions, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively “Losses”) arising from or in connection with its administration of this Agreement, provided, however, that nothing contained herein will require Bank to be indemnified for Losses caused by its own gross negligence or own willful misconduct.

Bank will not be liable (i) for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents, affiliates or sub-custodians, (iv) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Account, or any loss of interest incident to any such delays, or (v) for an amount in excess of the value of the Account, valued as of the date of deposit, but only to the extent of direct money damages.

Bank will not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Bank including, but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility.

Entitlement Orders received after 12:00 pm E.S.T. will be treated as if received on the next succeeding business day, and Bank shall have no liability for any failure to execute an Entitlement Order received after 12:00 pm E.S.T. that is processed the next business day.

10. Termination; Survival

Secured Party may terminate this agreement by notice to Bank and Pledgor. Bank may terminate this agreement on 30 days’ notice to all of the other parties. Upon receipt of a notice of termination, Bank will cease accepting any Entitlement Order from Secured Party, as specified in Section 3, and any previous Entitlement Order delivered by Secured Party will be deemed to be of no further force and effect.

If Secured Party notifies Bank that it’s security interest in the Account or all of the financial assets therein has terminated, this agreement will immediately terminate.

Section 8, “Bank’s Responsibility” and 9, “Indemnity,” will survive termination of this agreement.

11. Governing Law

This agreement and the Account (including all interests, duties and obligations with respect thereto) will be governed by the laws of the State of New York (including the New York UCC); provided, however, that solely for purposes of perfecting the security interest of the Secured Party under the Delaware UCC, the bank’s jurisdiction, as that term is used in Section 8-110 of the Delaware UCC, shall be the State of Delaware. Bank and Pledgor may not change the law governing the Account without Secured Party’s express written agreement.

12. Entire Agreement

As among Pledgor, the Secured Party and the Bank, this Agreement (including the exhibits hereto) embodies the entire agreement and understanding in respect of the subject matter contained herein. As between Pledgor and the Secured Party, this Agreement (including the exhibits hereto), the Security Agreement and the Merger Agreement embody the entire agreement and understanding in respect of the subject matter contained herein. Without limiting the generality of the foregoing sentence, as between the Pledgor and the Secured Party, Section 9.4 of the Merger Agreement (Limitation of Liability) shall be applicable to this Agreement and the transactions contemplated hereby; provided, however, that the Secured Party shall be permitted to seek monetary damages from the Pledgor in addition to that provided pursuant to such Section 9.4 to the extent, and only to the extent, the Pledgor breaches its payment or reimbursement obligations to the Bank under this Agreement and the Secured Party performs such obligations on behalf of Pledgor.

13. Amendments

No amendment of, or waiver of a right under, this agreement will be binding unless it is in writing and signed by each of the parties hereto.

14. Severability

To the extent a provision of this agreement is unenforceable, this agreement will be construed as if the unenforceable provision were omitted.

15. Financial Assets

The Account and all property (including cash) credited to the Account will be treated as financial assets under the Article 8 of the New York UCC, as in effect from time to time.

16. Successors and Assigns

Intentionally Omitted

17. Notices

A notice or other communication to a party under this agreement will be in writing (except that Entitlement Orders will be given in accordance with procedures as Bank may reasonably specify), will be sent to the party’s address set forth below or to such other address as the party may notify the other parties and will be effective on receipt.

Pledgor:

LILLIAN ACQUISITION, INC.

c/o VimpelCom Finance B.V.

Teleportboulevard 140

1043 EJ Amsterdam, the Netherlands

Attention: Elena Shmatova

with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, New York 10022

Attention: Patrick Dooley, Esq.

Secured Party:

GOLDEN TELECOM, INC.

REPRESENTATION OFFICE OF GOLDEN TELESERVICES, INC.

1 Kozhevnichesky Proezd

Moscow, Russia 115114

Attention:	Ian Bird
Boris Svetlichny

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:	Patricia Moran, Esq.
Ann Beth Stebbins, Esq.

Fax: (212) 735-2000

and:

Skadden, Arps, Slate, Meagher & Flom LLP

40 Bank Street

Canary Wharf

London E14 5DS

England

Attention: Pranav Trivedi, Esq.

Fax: (44) 20-7072-7026

and:

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, NY 10112

Attention: William Greason, Esq.

Fax: (646) 710-5527

18. Account Opening and Security Information

The Bank is obligated to make parties aware of certain security measures and data protection procedures, which are outlined in Exhibit E attached hereto.

19. Counterparts

This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument, and any party hereto may execute this agreement by signing and delivering one or more counterparts.

GOLDEN TELECOM, INC.

BY:	/s/ Jean-Pierre Vandromme
Name:	Jean-Pierre Vandromme
Title:	Chief Executive Officer

Address:

GOLDEN TELECOM, INC.

REPRESENTATION OFFICE OF GOLDEN TELESERVICES, INC.

1 Kozhevnichesky Proezd

Moscow, Russia 115114

LILLIAN ACQUISITION, INC.

BY:	/s/ Elena Shmatova
Name:	Elena Shmatova
Title:	President

Address:

LILLIAN ACQUISITION, INC.

c/o VimpelCom Finance B.V.

Teleportboulevard 140

1043 EJ Amsterdam, the Netherlands

Attention: Elena Shmatova

CITIBANK, N.A.

BY:	/s/ Barbara Bennett
Name:	Barbara Bennett
Title:	Vice President

Address:

Citibank, N.A. Agency & Trust

Global Transaction Services

388 Greenwich Street, 14th Floor

New York, New York 10013

EXHIBIT A

FORM OF ENTITLEMENT NOTICE

VIA FACSIMILE: 212-657-2762

Citibank, N.A. Agency & Trust

Global Transaction Services

388 Greenwich Street, 14th Floor

New York, New York 10013

Attention: Barbara Bennett

Title: Vice President

Phone: 212-816-5621

Pursuant to the Account Control Agreement dated December 21, 2007, between Lillian Acquisition, Inc., Golden Telecom, Inc. and Citibank, N.A. (the “Bank”), we hereby instruct you of the following:

RECEIVE/DELIVER

ACCOUNT NUMBER: 796429

USD:

VALUE DATE:

WIRE TO:

GOLDEN TELECOM, INC., as Secured Party

By:
Name:
Title

Cc:	LILLIAN ACQUISITION, INC.

c/o VimpelCom Finance B.V.

Teleportboulevard 140

1043 EJ Amsterdam, the Netherlands

Attention: Elena Shmatova

EXHIBIT B

INCUMBENCY FOR SECURED PARTY

B-1

EXHIBIT C

INCUMBENCY FOR PLEDGOR

C-1

EXHIBIT D

INSERT LIST OF PERMITTED INVESTMENTS

(i) Direct obligations of the United States of America or obligations guaranteed by the United States of America, in each case with maturities not exceeding two years;

(ii) Citigroup Paper;

(iii) U.S dollars; or

(iv) investments in the money market funds described in the attached Schedule I.

MUST ADD FOLLOWING LANGUAGE:

(a) Be advised that due to the potential conflict of interest, Bank will not purchase Citigroup or any affiliate commercial paper (collectively “Citigroup Paper”) unless the Pledgor and Secured Party each specifically authorizes Bank, in writing, that it is authorized to purchase Citigroup Paper. Each of the Pledgor and the Secured Party on a transaction-by-transaction basis must give authorization for the purchase of Citigroup Paper.

(b) Investment in money market funds for which Bank or an affiliate of Bank serves as an investment advisor, administrator, shareholder servicing agent, custodian or subcustodian, notwithstanding that (i) Bank or an affiliate of Bank charges and collects fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiates at arm’s length) and (ii) Bank charges and collects fees and expenses for services rendered, pursuant to this Agreement.

Any investment direction contained herein may be executed through an affiliated broker dealer of Bank and will be entitled to such usual and customary fee.

Neither Bank nor any of its affiliates assume any duty or liability for monitoring the investment rating.

D-1

EXHIBIT E

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT AND ACCOUNT SECURITY

1.	To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, we will ask for information that will allow us to identify relevant parties.

2.	Notwithstanding anything to the contrary herein, any and all communications (both text and attachments) by or from the Bank that the Bank deems to contain confidential, proprietary, and/or sensitive information and sent by electronic mail, will be encrypted. The recipient of the encrypted e-mail communication will be required to complete a registration process. Information and assistance on registering and using the e-mail encryption technology can be found at Citibank’s Secure Email website at www.citigroup.com/citigroup/citizen/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181.